Exhibit 99.1

    Acres Gaming Reports Record Financial Results for the Third Quarter
                    and First Nine Months of Fiscal 2003

   LAS VEGAS, May 5 /PRNewswire-FirstCall/ --
Acres Gaming Incorporated (Nasdaq: AGAM), the leader in Bonusing(TM) technology and casino management systems for the gaming industry, today announced financial results for the quarter and nine months ended March 31, 2003. Net income for the third quarter was $7.3 million, or $0.67 per diluted share compared to a net loss of $(259,000), or $(0.03) per diluted share during the prior year third quarter. Net income for the first nine months was $10.0 million, or $0.95 per diluted share, compared to net income of $889,000, or $0.09 per diluted share during the prior year nine months. Net income for the quarter and nine months ended March 31, 2003 includes a tax benefit of $4.2 million from the elimination of deferred tax asset valuation reserves.
   (Photo:  http://www.newscom.com/cgi-bin/prnh/20020508/LAW114LOGO )
   Income before income taxes for the quarter was a record $3.1 million, or $.29 per diluted share, compared to the net loss before income taxes of $(259,000), or $(.03) per diluted share in the prior year quarter. Income before income taxes for the nine months was $5.8 million, or $.56 per diluted share, compared to $889,000, or $.09 per diluted share earned in the prior year nine months.
   Revenues for the quarter increased 70% to $9.5 million, from $5.6 million in the prior year quarter. Revenues for the nine months increased 58% to $27.0 million, from $17.1 million in the prior year nine months.
   Gross profit margin was 76 percent in the quarter versus 49 percent in the prior year quarter. For the nine months, gross profit margin was 67 percent compared to 54 percent in the prior year nine months. The higher gross profit margins were primarily attributable to an increased mix of software sales compared to the prior year periods. During the quarter and nine months ended March 31, 2003, the Company recognized approximately $1.9 million and $3.8 million, respectively of revenue from bonusing modules installed at properties operated by Station Casinos. The prior year nine-month period's revenue and gross profit included $1.2 million in royalties received in connection with the settlement of litigation.
   Net operating expenses were $3.9 million in the quarter and $11.6 million in the nine months, compared to $2.8 million in the prior year quarter and $8.5 million in the prior year nine months. R & D expenses for the quarter were 23% higher than the prior year quarter, and Sales and Marketing expenses for the quarter were 52% higher. General and administrative expenses for the quarter increased $592,000 due primarily to higher legal expenses of $204,000, bonus accruals of $120,000 and higher salary and benefit expenses of $100,000.
   The realizability of tax benefits associated with the company's net operating loss carryforward, unutilized research & development tax credits and other credits and timing differences is now more likely than not. Therefore valuation reserves against deferred tax assets were eliminated at the end of the third quarter, resulting in a $4.2 million income tax benefit that contributed an equal amount to net income for the quarter. Since the benefit of these deferred tax assets has now been fully reflected on the Company's balance sheet and statement of operations, these tax benefits will not be available to reduce income tax expense in future periods.
   At March 31, 2003, the Company had cash and equivalents of $14.5 million, compared to $7.3 million at June 30, 2002. The increase of $7.2 million is primarily attributed to the cash provided by operations of $8.1 million partially offset by cash used for fixed asset purchases of $644,000 and debt repayment of $375,000.
   The Company's order backlog at March 31, 2003 was $24.6 million, compared to $23.8 million at December 31, 2002 and $24.3 million at March 31, 2002. Backlog, however, may not be a meaningful indicator of future revenues. The Company's revenues fluctuate significantly based on the timing of the delivery of any large order. Gross profit in the March 31, 2003 order backlog is estimated at 78%, or $19 million.
   During the fourth quarter of fiscal 2003, the Company expects to recognize revenue of approximately $8.6 million in connection with the previously announced IGT patent license and litigation settlement agreements. The Company cannot predict when, if ever, additional revenues will be received in connection with the agreements. Including this $8.6 million, the Company expects income before income taxes for the fiscal year ending June 30, 2003 to be $15.5 to $16.5 million, and net income to be $16.0 to $16.6 million. These amounts do not include approximately $4 million of revenue from Station Casinos that the Company had expected to recognize in fiscal 2003, but now expects to recognize in fiscal 2004.

   Acres Gaming will hold a conference call today, May 5, 2003, at 5:00 p.m. ET. The conference call will be broadcast live over the Internet at www.acresgaming.com and the dial-in number is 1-800-915-4836. A replay of the call will be available for 48 hours, beginning one hour after the call, by dialing 1-800-428-6051 and entering access code 291463. The webcast replay will be available on Acres Gaming's web site for 30 days.

   Acres Gaming provides products and services to casinos worldwide, using its proprietary Acres Bonusing Technology(TM) to increase player enjoyment and casino efficiency and profitability. Detailed descriptions of the promotions made available by Acres Bonusing(TM) as well as other products offered by Acres Gaming, are available at the Company's Web site, www.acresgaming.com. The Company has offices in Las Vegas, Nevada and Corvallis, Oregon.

   The discussion in this press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended). Forward-looking statements involve risks and uncertainties and various factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to expected revenue, order backlogs (which may not be a meaningful indicator of future revenues) and earnings projections. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: delays in the development or regulatory approval of products, delays or changes in installation schedules by the Company or its customers, customer acceptance procedures, changes in laws or the administration of laws affecting gaming, the expense and unpredictability of litigation and other risks detailed from time to time in the company's SEC reports including the report on Form 10-K for the year ended June 30, 2002. Actual results may differ materially from the forward-looking statements. Acres Gaming Incorporated does not undertake any obligation to update any such factors or publicly announce developments or events relating to the matters described herein.



                         ACRES GAMING INCORPORATED
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                                (unaudited)

                           Three months ended           Nine months ended
                                March 31,                   March 31,
                            2003          2002         2003           2002
                                 (in thousands except per share data)

   NET REVENUES            $9,487        $5,632      $27,027       $17,069

   COST OF REVENUES         2,272         2,853        8,954         7,888

   GROSS PROFIT             7,215         2,779       18,073         9,181

   OPERATING EXPENSES:
     Research and
      development           1,786         1,451        5,023         4,437
     Selling, general and
      administrative        2,145         1,374        6,535         4,054

       Total operating
        expenses            3,931         2,825       11,558         8,491


   INCOME (LOSS) FROM
    OPERATIONS              3,284           (46)       6,515           690

   INTEREST AND OTHER
    INCOME (EXPENSE), NET    (211)         (213)        (684)          199

   INCOME (LOSS) BEFORE
    INCOME TAXES            3,073          (259)       5,831           889
   INCOME TAX BENEFIT       4,178            --        4,178            --

   NET INCOME (LOSS)       $7,251         $(259)     $10,009          $889

   NET INCOME (LOSS)
    PER SHARE - BASIC        $.75         $(.03)       $1.06          $.10

   NET INCOME (LOSS)
    PER SHARE - DILUTED      $.67         $(.03)        $.95          $.09



                         ACRES GAMING INCORPORATED
                        CONSOLIDATED BALANCE SHEETS

                                   ASSETS

                                                   March 31,
                                                      2003         June 30,
                                                  (unaudited)        2002
                                                         (in thousands)
   CURRENT ASSETS:
     Cash and cash equivalents                      $14,481         $7,312
     Receivables                                     10,744          7,582
     Inventories                                      5,146          3,985
     Deferred taxes                                   4,002             --
     Prepaid expenses                                   363            439
       Total current assets                          34,736         19,318

   PROPERTY AND EQUIPMENT, NET                          796            768

   OTHER ASSETS                                         696            786
                                                    $36,228        $20,872

                      LIABILITIES AND STOCKHOLDERS' EQUITY

   CURRENT LIABILITIES:
     Accounts payable                                $3,288         $2,277
     Accrued expenses                                 1,332            908
     Deferred revenue                                 8,086          4,375
     Convertible subordinated debentures, current     1,820          3,600
     Note payable, current                              100            100
       Total current liabilities                     14,626         11,260

     Convertible subordinated debentures, net of
      current portion and discount                       --            677

     Note payable, net of current portion               294            369
       Total liabilities                             14,920         12,306

   STOCKHOLDERS' EQUITY                              21,308          8,566
                                                    $36,228        $20,872